Exhibit 99.1

True Nature Holding, Inc. Expands Board, Adding Experienced And Accomplished Healthcare Executive as Board Member and President & COO

GlobeNewswire•October 3, 2019

ATLANTA, GA, Oct. 03, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- True Nature Holding, Inc. (OTCQB: TNTY) (the "Company" or "True Nature") announces the appointment of Ms. Julie R. Smith as a member of its Board of Directors, joining the Company’s other directors, Mr. Ronald Riewold, with 30 years of healthcare and public company experience, Mr. Douglas Cole, with 27 years public company experience, and Mr. James Crone, a 22 year career with advertising and marketing experience.

Mr. Riewold, Chairman of the Board of Directors, said, “Julie has the experience in both healthcare and mergers and acquisitions needed to successfully execute our acquisition strategy, both domestically and in international markets. She has both private and public company exposure, especially useful as we consider acquisitions previously financed using private equity, and now seeking an exit into the public equities arena. Our international plan starts in Europe, with emerging market expansion, both geographies where Julie has previous success.”

“Strong industry fundamentals, both domestically and in Europe, will be foundational to True Nature’s success,” said Ms. Smith. “Our focus on leveraging technology within a holding company model will facilitate cross border expansion, and the organization is positioned to positively impact the pressure points within the healthcare continuum.  Throughout my career I have lead organizations operating in highly regulated industries through rapid scale and with a focus on quality, strong financial controls, and have delivered superior returns on equity for stakeholders. I am excited to join True Nature and support our expansion within the public equities domain.”

Ms. Smith, age 54, is an experienced Senior Executive and Board Member who has held multiple leadership positions for both public and private entities.  Most recently she was President and CEO at HOMEWATCH CARE GIVERS , LLC (www.homewatchcaregivers.com), a $150 million per year franchise network operating in 7 countries which provides services within the healthcare continuum.   Prior to that she held senior positions in the educational arena with stints at Lincoln Education Services (www. lincolnedu.com) and The Princeton Review (www.princetonreview.com). Julie attained her MBA in International Management from the Thunderbird School of Global Management and a BA in Business from the University of Denver, Daniels College of Business.  She resides in Denver, Colorado and will operate from the Company’s new Denver office and will be focused on the acquisition and integration of new operations and will serve as President & COO as the expansion plans take hold.

The Mission of True Nature Holding, Inc.

To leverage new technologies and services to improve healthcare and outcome for individuals, their families, and their pets. We believe we can reduce the cost of healthcare while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating an end-to-end set of solutions from the end user up to the healthcare provider, or veterinary professional. Further, we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration, and in support of the ultimate user, the individual, and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us, and we hope to be key parties to their evolution, and success.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

www.truenatureholding.com

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